SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Double-Take Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DOUBLE-TAKE SOFTWARE, INC.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2010

To Our Stockholders:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders, which will be held on Thursday, May 13, 2010, at 9:00 a.m. local time, at The Harvard Club of Boston located at 374 Commonwealth Avenue, Boston, Massachusetts, 02215 for the following purposes:

1. to elect five members of the Board of Directors;

2. to ratify the appointment of Eisner LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010; and

3. to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

Each outstanding share of Double-Take Software, Inc. common stock (NASDAQ: DBTK) entitles the holder of record at the close of business on March 19, 2010, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 8:30 a.m. local time. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring to the meeting a letter from the broker, bank or other nominee confirming their beneficial ownership of the shares to be voted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

                            By Order of the Board of Directors

                          S. Craig Huke
                         Corporate Secretary
                   April 1, 2010

IMPORTANT:  WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY INTERNET, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE UPON REQUEST OF PRINTED PROXY MATERIALS WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. SUBMITTING YOUR PROXY NOW, BY WHATEVER METHOD YOU CHOOSE, WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

DOUBLE-TAKE SOFTWARE, INC.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2010

Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail.  We are furnishing this proxy statement in connection with the solicitation by the Board of Directors (the “Board”) of Double-Take Software, Inc. (hereinafter, “we” “us” “Company” and “Double-Take Software”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 9:00 a.m. local time on Thursday May 13, 2010, at The Harvard Club of Boston located at 374 Commonwealth Avenue, Boston, Massachusetts, 02215, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  The Company mailed a Notice of Internet Availability of Proxy Materials to each of the Company’s stockholders entitled to vote at the Annual Meeting on April 1, 2010.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting. In addition, management will report on the performance of Double-Take Software and respond to questions from stockholders.

Notice of Internet Availability of Proxy Materials

    Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

    Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Proposals to be Voted Upon at the Annual Meeting

There are two proposals scheduled to be voted upon at the Annual Meeting. The two proposals for stockholders to consider and vote upon are:

•
Proposal No. 1:   To elect five directors to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

•	Proposal No. 2: To ratify the appointment of Eisner LLP (“Eisner”) as Double-Take Software’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

    In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1) and FOR the ratification of the appointment of Eisner as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal 2).

Voting at the Annual Meeting

Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on March 19, 2010 (the “Record Date”).  If, on the Record Date you hold shares of our common stock that are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote by Internet by following the instructions on the Notice.  If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, or by filling out and returning the enclosed proxy card or following the telephone voting procedures explained on the proxy card.

If, on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice.  If you request printed copies of the proxy materials by mail you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy (whether by Internet, telephone or by filling out mailing in a proxy card if you requested printed proxy materials) to ensure that your vote is counted.

The shares represented by all valid proxies, including proxies received by Internet or telephone voting, will be voted in accordance with the instructions specified on the Notice or the proxy card. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted FOR the nominees for directors named in this proxy statement, and FOR ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Should any matter not described above be properly presented at the Annual Meeting, the persons named in the proxy form will vote in accordance with the recommendation of the Board or in the absence of such a recommendation, in accordance with their judgment.

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please vote in accordance with the Notice you receive for each account to ensure that all of your shares are voted.

You may revoke your proxy at any time before it is exercised at the Annual Meeting.  You may revoke your proxy by voting again on a later date on the Internet, by voting again on a later date by telephone, by submitting a new proxy bearing a later date, by providing written notice to our Corporate Secretary, or by voting in person at the Annual Meeting. Note that only your last Internet or telephone proxy submitted prior to the Annual Meeting will be counted.  Your presence at the Annual Meeting does not in and of itself revoke your proxy.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 8470 Allison Pointe Boulevard, Suite 300, Indianapolis, Indiana 46250, from April 30, 2010 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 21,144,093 shares of common stock outstanding, held by 146 stockholders. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy card) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because: (1) the broker does not receive voting instructions from the beneficial owner and (2) the broker lacks discretionary authority to vote the shares. Banks, brokers and other nominees cannot vote on their clients’ behalf without instruction on “non-routine” proposals, including the election of directors. Banks, brokers and other nominees can, however, vote your shares in their discretion for the ratification of the appointment of our independent registered public accounting firm.

Required Vote

Election of directors.   Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “FOR” a director’s election exceeds the number of the votes cast against that director’s election. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Ratification of the appointment of independent registered public accounting firm. Approval of the proposal to ratify the Audit Committee’s appointment of Eisner as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. Abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

We will bear the cost of solicitation of proxies.   This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We have adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Related Person Transactions Policy as part of our corporate governance practices and in accordance with rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Corporate Governance Matters

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) and a Code of Business Conduct and Ethics (the “Code of Ethics”). The Guidelines set forth a framework within which the Board oversees and directs the affairs of Double-Take Software. The Guidelines cover, among other things, the composition and functions of the Board, director independence, stock ownership by our directors, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Ethics includes provisions that are specifically applicable to our Chief Financial Officer and senior financial officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our executive officers or directors may be made only by our Board or a Board committee consisting solely of disinterested and independent directors and will be promptly disclosed as may be required by law or NASDAQ listing standards. If we amend our Code of Ethics or waive the Code of Ethics with respect to our Chief Executive Officer, principal financial officer or principal accounting officer, we will post the amendment or waiver on our website.

The Guidelines and Code of Ethics are each available on the Investor Relations section of our website, which is located at www.doubletake.com, under “Corporate Governance.” The Guidelines are reviewed at least annually by our Nominating and Corporate Governance Committee, and changes are recommended to our Board for approval as appropriate.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy.   Our Board has adopted a Related Person Transactions Policy. The Related Person Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which we and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning 5% or greater of our outstanding stock or any immediate family members of the aforementioned. The Related Person Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Person Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant SEC rules, which is currently, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related person transactions must be approved, ratified or rejected, or referred to the Board, by the Audit Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by us in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law.

The Related Person Transactions Policy provides that management or the affected director or officer will bring any relevant transaction to the attention of the Audit Committee. Any director who has a direct or indirect material interest in the related person transaction should not participate in the Audit Committee or Board action regarding whether to approve or ratify the transaction. However, we recognize that there may be certain cases in which all directors are deemed to have a direct or indirect material interest in a transaction. In such cases, we may enter into such transaction if it is approved in accordance with the provisions of the Delaware General Corporation Law. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and NASDAQ.

Our Board has determined that any related person transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or an employee having direct supervisory authority over the transaction constituting the related party transaction) or beneficial owner of less than 10% of that company’s equity interests, if the aggregate amount involved does not exceed the greater of $500,000 or 2% of that company’s total annual revenues, shall be deemed to be pre-approved. A summary of any transaction entered into by us pursuant to the pre-approval policy described in this paragraph shall be submitted to the Audit Committee.

In addition, the Related Person Transactions Policy provides that transactions under our distribution agreement with Sunbelt Distribution need not be reviewed in advance but will be reviewed by the Audit Committee on a quarterly basis, and management will provide such information regarding these transactions as the Audit Committee may request.

    Double-Take EMEA Acquisition and Agreements with Jo Murciano.   In May 2006, we entered into a share purchase agreement for the acquisition of all of the outstanding shares of Sunbelt System Software S.A.S., from its shareholders, Jo Murciano, who is one of our executive officers, and Sunbelt International S.A.R.L., of which Mr. Murciano is the Managing Director. Sunbelt Systems Software is now known as Double-Take Software S.A.S., or Double-Take EMEA, which was our primary distributor in Europe, the Middle East and Africa. As a result of his former shareholdings in Double-Take EMEA and his interest in Sunbelt International, Mr. Murciano was entitled to receive 62.5% of the amounts we paid in connection with the acquisition of Double-Take EMEA. In addition, in connection with the acquisition, Mr. Murciano became our Vice President of EMEA and President of Double-Take EMEA. From January 2009 through December 2009, Mr. Murciano was our Vice President of International.

Mr. Murciano is also a director and chief executive officer of Sunbelt Software, Inc. (formerly Sunbelt Software Distribution, Inc.), or Sunbelt Software, which is a reseller of our software and services. Mr. Murciano is the beneficial owner of approximately 31% of Sunbelt Software, which is also partly owned by Sunbelt International S.A.R.L. In 2009, our sales to Sunbelt Software totaled $8.6 million. Sunbelt Software continues to serve as a reseller of our software and services.

Under our distribution agreement with Sunbelt Software, Sunbelt Software receives a 35% discount on all orders for software licenses and internal training services, a 10% discount on all orders for training services that we provide to its customers, and can earn an additional 3% discount on all orders if Sunbelt Software advertises Double-Take Software three times a month in their newsletter. In addition, Sunbelt Software receives credits of up to 2% of its total quarterly sales to be used to fund mutually agreed upon marketing programs. Sunbelt Software may purchase maintenance contracts for purchased software licenses at 35% off our then-current list price. The distribution agreement provides for minimum quarterly sales goals. In 2009 the aggregate of the quarterly sales goal was $12,250,000. If Sunbelt Software achieves at least 60% of a quarterly goal, it is eligible to receive a rebate equal to 10% of the aggregate value of sales in that quarter multiplied by the percentage of the quarterly goal achieved. During 2009, Sunbelt Software attained 70% of the aggregate sales goals.  As a result of the challenging economic conditions during 2009, management agreed to waive Sunbelt Software’s quarterly sales goals and agreed to calculate the rebate at 10% of the aggregate value of sales for 2009 only, and in return, Sunbelt Software agreed to waive the 3% discount resulting from advertisement in Sunbelt Software’s news letter, which resulted in Sunbelt Software being paid approximately $4,000 less. The Audit Committee subsequently approved these changes, which were intended to provide incentives to Sunbelt Software in the challenging economic environment in which we were operating in 2009. Because the changes were not approved in advance by the Audit Committee, the payments made to, and transactions with, Sunbelt Software were not approved in accordance with our Related Persons Transaction Policy, but the Audit Committee’s subsequent approval in December 2009 ratified and confirmed these payments and transactions.

Board Independence

Our Board believes, and our Guidelines require, that a majority of its members, and all the members of the Audit, Compensation and Nominating and Corporate Governance Committees, should be independent directors. Currently, five of the six members of our Board are independent directors, as defined in the applicable rules for companies traded on NASDAQ. NASDAQ’s independence criteria includes a series of objective tests, such as whether a director is an employee of ours and whether a director has engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that all of our directors are independent of Double-Take Software and our management, with the exception of Dean Goodermote, who is the Chief Executive Officer and President of Double-Take Software.

In accordance with our Guidelines, the independent members of our Board will hold at least two closed “executive session” meetings each year. A chairperson is selected for each executive session. In general, these meetings are intended to be used as a forum to discuss such topics as the independent directors deem necessary or appropriate, the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession and the annual evaluation of the performance of the Board.

Our Guidelines provide that the Chairman of the Board shall be selected by our independent directors in any way they consider to be in the best interests of the Company. The Board does not have a policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate. Since our initial public offering, the independent directors have chosen Mr. Goodermote to serve as Chairman of the Board, and believes that his day to day running of the Company enables him to effectively provide leadership at the Board level. Given the relatively small size of our Company and the Board, the independent directors have determined that the Company would not be well served by having more than one individual in a leadership role, either in terms of internal dynamics or with respect to representing the Company to the public.

Board’s Role in Risk Oversight

           The Board conducts oversight of risks that may affect the Company primarily through the Audit Committee and the Nominating and Corporate Governance Committee.  Specifically, the Audit Committee (i)  reviews the Company’s policies with respect to risk assessment and risk management, including the risk of fraud, (ii) reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and (iii) reviews and monitors the Company’s compliance programs under applicable legal and regulatory requirements and the Company’s Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management. The Audit Committee and the Nominating and Corporate Governance Committee report to the Board on their assessments of risk on a regular basis.

Meetings of the Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of the Company and who are “independent” as defined in NASDAQ’s Marketplace Rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. The Board held a total of ten meetings during the fiscal year ended December 31, 2009. During that time all directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period which such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders, however our Guidelines express an expectation that Board members will make every effort to attend. Our 2009 annual meeting of stockholders was attended by all of our directors.

The Board of Directors has three standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; and the Audit Committee. The charters for the Nominating and Corporate Governance, Compensation, and Audit Committees can be accessed electronically in the “Corporate Governance” section on the Investor Relations page of our website at www.doubletake.com.

The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the Nominating and Corporate Governance Committee to the full Board for its consideration.

BOARD COMMITTEES AND THEIR FUNCTIONS

The following table describes which directors serve on each of the Board’s standing committees.

Name	Nominating and Corporate Governance Committee		Compensation Committee		Audit Committee

Dean Goodermote (1)
Deborah M. Besemer	X		X
Paul D. Birch (3)	X				X	(2)
Ashoke (Bobby) Goswami	X	(2)
John B. Landry			X		X
John W. Young			X	(2)	X

(1)	Chairman of the Board
(2)	Committee Chairperson
(3)	Audit Committee Financial Expert

Audit Committee

The Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which met eight times during 2009. The Audit Committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing our independent registered public accounting firm, pre-approving all audit and non-audit services by that firm, reviewing the scope of the audit plan and the results of each audit with management and our independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of our system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and related financial information we will include in our SEC filings, and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements.  In addition, the Audit Committee (i)  reviews the Company’s policies with respect to risk assessment and risk management, including the risk of fraud, (ii) reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, (iii) reviews and monitors the Company’s compliance programs under applicable legal and regulatory requirements and the Company’s Code of Business Conduct and Ethics and (iv) reviews transactions under the Company’s Related Persons Transaction Policy. The members of our audit committee are Mr. Birch, who serves as chair of the committee, and Messrs. Landry and Young. The Board has determined that Mr. Birch is an “audit committee financial expert,” as that term is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board has determined that each member of the Audit Committee in 2009 was “independent” as defined in NASDAQ’s Marketplace Rules. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards under the rules of the SEC. The Board determined that in 2009 each member of the Audit Committee met these heightened independence standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for recommending candidates for election to the Board. The Nominating Committee met twice during 2009. The Nominating Committee is also responsible for making recommendations to the Board or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, recommendations with respect to director resignations tendered in the event a director fails to achieve a majority of votes cast in favor of his or her election, new director orientation, committee structure and membership, succession planning for officers and key executives, and communications with stockholders, among other duties and responsibilities. In addition, the Nominating Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management.  The members of our Nominating Committee are Mr. Goswami, who serves as chair of the committee, Ms. Besemer and Mr. Birch. The Board has determined that each member of the Nominating Committee is “independent” as defined in NASDAQ’s Marketplace Rules.  Because Mr. Goswami is not standing for election at the Annual Meeting, the Board will appoint a new Chair of the Nominating Committee following the Annual Meeting.

Compensation Committee

    The Compensation Committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our executive officers, monitoring compensation arrangements applicable to our executive officers for consistency with corporate objectives and stockholders’ interests, reviewing and evaluating director compensation, and administering our incentive compensation plans and equity-based plans for our employees and directors.  The Compensation Committee met seven times during 2009.

Mr. Goodermote works with the Compensation Committee in developing our compensation structure. As described in more detail in the Compensation Discussion and Analysis below with respect to our named executive officers, he also typically makes recommendations to the Compensation Committee for the compensation amounts and awards for the other executive officers. Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, as it deems appropriate consistent with applicable laws, rules and regulation; provided that any subcommittees must report any actions taken by it to the whole Compensation Committee at its next regularly scheduled meeting. To date, the Compensation Committee has not delegated any of its authority to any subcommittees.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultants to be used to assist the Committee in the review and evaluation of executive officer and director compensation. The Compensation Committee engaged Dolmat Connell and Partners as an outside consultant to assist in evaluating our compensation program in 2009. The Compensation Committee used the information provided by Dolmat Connell as a reference in making 2009 compensation determinations. Dolmat Connell’s role in providing information used by the Compensation Committee is described in the “Compensation Discussion & Analysis - Review of Compensation and Setting of Peer Group” section below.

The members of our Compensation Committee are Mr. Young, who serves as chair of the committee, and Ms. Besemer and Mr. Landry. The Board has determined that each member of the Compensation Committee is “independent” as defined in NASDAQ’s Marketplace Rules.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Director Nomination Process

The Nominating Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. To nominate a person to stand for election as a director at the annual meeting of stockholders, our Corporate Secretary must receive such nominations at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary, notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which we provide notice or public disclosure of the meeting, to ensure adequate time for meaningful consideration by the committee. Each submission must include the following information:

•	the name and address of the stockholder making the nomination, and of the beneficial owner, if any, on whose behalf the nomination is made;

•	the full name and address of the person or persons to be nominated;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such stockholder and any beneficial owner;

•
a description of any agreement, arrangement or understanding with respect to the proposal between or among the stockholder, any beneficial owner, any of their respective affiliates or associates, and any others acting in concert with the foregoing;

•
as to the stockholder giving  the notice and any beneficial owner, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of , or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, any such stockholder or any such beneficial owner with respect to any shares of our stock;

•
a representation that the stockholder is a holder of record of common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

•
 if applicable, a description of all arrangements or understandings between the stockholder, any beneficial owner and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by that stockholder;

•	such other information regarding each candidate as would be required to be included in a proxy statement under the SEC’s proxy rules if the candidate had been nominated by the Board;

•	if applicable, the consent of each nominee to serve as a director if elected and to be named in the proxy statement;

•	statement whether such person, if elected, intends to tender an irrevocable resignation in the form required by incumbent directors under the Bylaws; and

•
a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends either to deliver a proxy statement or form of proxy to holders of Company’s stock at least equal to the percentage required to elect the nominee and/or otherwise solicit proxies from stockholders in support of such nomination.

Our Bylaws require that the Board or a committee of the Board shall not nominate any incumbent director who, as a condition to such nomination, does not submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairperson of the Board. If an incumbent nominee is not elected, the Nominating Committee will promptly consider such director’s conditional resignation and make a recommendation to the Board regarding the resignation. Each person nominated for election to the Board at the Annual Meeting as described below under Proposal 1 below has submitted the conditional letter of resignation as required by our Bylaws.

    If the Chairman of the Board, or other presiding officer at the meeting, determines that a person was not properly nominated for election as a director, the person will not be eligible for election as a director.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this proxy statement under “General Matters — Stockholder Proposals and Nominations.”

Contacting the Board of Directors

Stockholders wishing to communicate with our Board may do so by writing to any of the Board, Chairperson of the Board, or the non-management members of the Board as a group, at:

    Double-Take Software, Inc.
    257 Turnpike Road, Suite 210
    Southborough, MA 01772
    Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Secretary that it is communication subject to our policy and will be received and processed by the Secretary’s office. Each communication received by the Secretary will be copied for our files and will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communication policy. In addition, the Secretary is not required to forward any communication that the Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the Chairperson of the Board.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Bylaws provide that our Board shall be comprised of not less than three nor more than fifteen directors, with the exact number to be fixed by resolution of the Board. The Board has fixed the authorized number of directors at five directors effective as of the conclusion of our Annual Meeting.  Our nominees for the election of directors at the Annual Meeting include four independent non-management directors and one member of our senior management. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 13, 2010: Dean Goodermote, Deborah M. Besemer, Paul D. Birch, John B. Landry, and John W. Young. All nominees are currently serving on the Board.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Criteria for Nomination to the Board

The Nominating Committee has a policy for considering candidates submitted by Double-Take Software stockholders, as well as candidates recommended by directors and management, for nomination to the Board. Pursuant to this policy, the Nomination Committee evaluates candidates submitted by stockholders in the same manner as other candidates identified to the Nominating Committee. The goal of the Nominating Committee is to assemble a Board that offers a variety of perspectives, knowledge and skills derived from high-quality business and professional experience. The Nominating Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms.

Director Qualifications.   To be considered by the Nominating Committee, a director nominee must meet the following minimum criteria:

•	have the highest personal and professional integrity;

•	have a record of exceptional ability and judgment;

•	have skills and knowledge useful to our oversight;

•	be able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;

•	have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders;

•	may be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and

•	be free of any personal or professional relationships that would adversely affect their ability to serve our best interests and those of our stockholders.

The Nominating Committee and, as needed, a retained search firm, will screen Board candidates, perform reference checks, prepare a biography for each candidate for the Nominating Committee to review and conduct interviews. The Nominating Committee and our Chief Executive Officer will interview candidates that meet our director nominee criteria, and the Nominating Committee will recommend to the Board nominees that best suit the Board’s needs.

Pursuant to its charter, the Nominating Committee also reviews, among other qualifications, the recognized achievements, broad knowledge and experience, and the ability to bring sound business judgment to the deliberations of the Board, all in the context of the needs of the Board at that time.  The Nominating Committee considers diversity in evaluating candidates for director with respect to the contribution that individual diversity of professional skills and experiences makes to overall Board effectiveness.

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for the Company.
Nominees for Director

The names of each nominee for director, their ages as of March 31, 2010, and other information about each nominee is shown below.

Name	Age	Principal Occupation	Director Since

Dean Goodermote	56	Chairperson of the Board of Directors, President and Chief Executive Officer	2005
Deborah M. Besemer	55	Director	2008
Paul D. Birch	51	Director/Private Investor/Business Owner	2006
John B. Landry	62	Managing Director, Lead Dog Ventures, LLC.	2006
John W. Young	57	Vice President of Asset Management Development, IBM Software Group, a division of IBM Corporation	2003

Dean Goodermote joined Double-Take Software in March of 2005 as President, Chief Executive Officer and Chairperson of the board of directors. Since July 2004 he has also served as Chief Executive Officer of Grid-Analytics LLC, a concept-stage company he founded focused on aggregated research. From September 2001 to March 2005, Mr. Goodermote served as a Venture Partner of ABS Capital Partners. From September 2000 to August 2001, Mr. Goodermote was Chairman and Chief Executive Officer of Clinsoft Corporation, a developer of software for clinical research. From 1997 to August 2001, Mr. Goodermote was Chairman and President of Domain Solutions Corporation, a software developer for enterprise applications and the parent of Clinsoft. From May 2000 until December 2001, Mr. Goodermote founded and was Chief Executive Officer and then the Chairman of IPWorks, Inc., a developer of internet address management software. From August 1996 to May 2000, Mr. Goodermote was Chief Executive Officer and President of Process Software Corporation, a developer of Internetworking software. From August 1986 to February 1997, Mr. Goodermote served in various positions, including eventually President and Chairman, of Project Software and Development Corporation, later known as MRO Software, Inc., a provider of software-based asset and service management solutions.

    Mr. Goodermote brings to our Board a wealth of experience in leadership positions in the technology industry. Mr. Goodermote’s experiences over the past two decades either managing or founding high-tech companies provides him with the necessary skills to lead the Board as Chairman. In addition, Mr. Goodermote’s experience at a leading venture capital firm provided him with a unique insight into the investment community that allows for effective communication of the Company’s strategy to the market. Mr. Goodermote’s background provides him with a deep understanding of operations and strategy, and his day-to-day leadership of our business gives the Board an invaluable Company-focused perspective.

    Deborah M. Besemer has served on the board of directors of Double-Take Software since July 2008. She is also a member of the Nominating and Corporate Governance and Compensation Committees. Ms. Besemer currently serves on the boards of Brightcove and Gemvara Inc.  From May 2009 until March 2010 Ms Besemer held the position of CEO of Gemvara, Inc. (formerly known as Paragon Lake).  From June 1999 to November 2007 Ms. Besemer held the position of President and CEO of BrassRing.  From December 1997 to July 1998 Ms. Besemer held the position of President of Systemsoft Corporation and from June 1986 to November 1997 she was at Lotus Development Corporation, most recently as Executive Vice-President of Worldwide Field Operations.    She has served on the Board of Directors of several software companies including My Perfect Gig, Bullhorn, Kubisoft, Inc., SystemSoft Corp. and Eprise Corporation.  She has also served on the compensation committee in connection with a majority of her other board assignments.   She is a former Chairperson of the Massachusetts Technology Leadership Council and served on their Board of Trustees for 9 years.  She also served on the Board of Trustees for The Massachusetts Software Council Fellowship Program.  Ms. Besemer is a former Advisor for the University of Massachusetts High Tech Executive Council and The New England Small Business Advisory Council for the Federal Reserve Bank of Boston.

    Ms. Besemer has spent the last two and a half decades in increasingly senior leadership roles in the technology industry. Ms. Besemer has developed a deep knowledge base of how the technology industry functions as a chief executive officer and a director of several innovative hi-tech companies. Ms. Besemer has experience with management of worldwide sales organizations and systems directly relevant to our sales operations.

Paul D. Birch has served on the Board of Double-Take Software since September 2006. Mr. Birch has been an investor and advisor to early stage technology companies and business owner since August 2003. From September 2000 to July 2003, Mr. Birch held the following positions with Geac Computer Corporation Limited, a global provider of business-critical software applications and systems: December 2001 to July 2003, President, Chief Executive Officer, July 2001 to December 2001, Chief Operating Officer and Chief Financial Officer, September 2000 to July 2003, Director. Additionally, from July 2001 until August 2002, Mr. Birch served as President of Geac Enterprise Solutions, Americas. From March 2000 to July 2001, Mr. Birch was the Chief Operating Officer, Chief Financial Officer, Treasurer and a Director of Escher Group, Ltd. From February 1991 to February 2000, Mr. Birch was the Chief Financial Officer, Treasurer and a Director of MRO Software, Inc. From November 1985 to February 1991 Mr. Birch served as a Tax Manager at PriceWaterhouseCoopers LLP, and as a Tax Manager with Arthur Andersen & Co. from 1980 to October 1985.  Mr. Birch currently serves as a director for both CommonAngels, Inc., and Nimbit, Inc. and is on the Board, Chairman of the Finance Committee and a member of the Executive Committee of Emerson Hospital.

    Mr. Birch’s financial acumen and varied leadership roles both in industry and at two of the world’s most renowned accountancy firms brings a level of knowledge to the Board that aids greatly in its deliberations.

John B. Landry has served on the Board of Double-Take Software since September 2006. Mr. Landry serves as Managing Director of Lead Dog Ventures LLC, a private technology investment firm he founded in 2005. From January 2001 to December 2007 he served as Chief Technology Officer and Chairman of the Board of Directors of Adesso Systems, Inc., a provider of mobile enterprise software and services. From January 2002 to July 2003, Mr. Landry served as the founder, Chairman and Chief Technology Officer of Adjoin Solutions, Inc. From February 1999 to June 2000, he was Chief Technology Officer and Chairman of the Board of Directors of AnyDay.com, Inc. From August 1995 to December 2000, Mr. Landry served as Vice President of Technology Strategy of International Business Machines Corporation. Prior to joining International Business Machines Corporation, Mr. Landry served as Senior Vice President, Development and Chief Technology Officer of Lotus Development and as a Senior Vice President and Chief Technology Officer at Dun & Bradstreet, Cullinet Software, Distribution Management Systems, and McCormack & Dodge. Mr. Landry currently serves on the Board of Directors of Sonian, Inc., Metatomix and the Board of Overseers of Babson College.

Mr. Landry has participated at the forefront of technology development for several decades. Mr. Landry brings a unique perspective to our Board, having served as Chief Technology Officer of a number of leading institutions in a variety of industries. He remains active in the technology investment community, and has extensive knowledge of the environment in which software companies such as ours operate.

John W. Young has served on the Board of Double-Take Software since June 2003. Mr. Young served as Vice President, Asset Management Development, IBM Software Group, a division of International Business Machines Corporation from October 2006 to April 2010 at which time he retired. He served as Executive Vice President, Products & Technology for MRO Software, Inc. from 1998 until it was acquired by IBM in October 2006. From 1995 to 1998, he served as Vice President of Research and Development at MRO Software and from 1992 to 1995 he was Director of Product Management at MRO Software. From 1988 to 1992, Mr. Young served as Vice President of Sales for Comac Systems Corporation, an application software company.

Mr. Young’s management and operations experience within a large, global corporation gives him a valuable strategic voice on our Board. Mr. Young’s broad base of knowledge of software development and product management issues allow him to make a unique contribution to our Board.

Required Vote and Board Recommendation

In order to be elected as a director, a nominee must be elected by a majority of the votes cast with respect to such nominee at the Annual Meeting. A majority of the votes cast means that the number of shares of common stock voted FOR a nominee must exceed 50% of the votes cast with respect to that nominee. Stockholders do not have the right to cumulate their votes in the election of directors. If an incumbent nominee in an uncontested election such as the election to be held at the Annual Meeting fails to be elected, the incumbent nominee will continue in office and the Board will consider whether to accept the nominee’s earlier submitted conditional resignation. If the resignation is not accepted the incumbent nominee may continue in office until a successor is elected.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF
THE FIVE NOMINATED DIRECTORS

Director Compensation

Each non-employee director is compensated for his or her service as shown in the chart below:

Schedule of Director Fees
December 31, 2009

Compensation Item	Amount (1)

Annual Retainers
Board	$ 14,000	(2)
Audit Committee Chair	$ 8,000
Audit Committee Member	$ 4,000
Compensation Committee Chair	$ 5,000
Compensation Committee Member	$ 2,500
Nominating Committee Chair	$ 2,000
Nominating Committee Member	$ 1,000
Per meeting fees - (Board and Committee)	$ 2,000	(3)

(1)	Each non-employee director, upon their initial appointment to the Board, is entitled to receive an option to purchase 25,000 shares of our common stock, which option has a one-year vesting period.

(2)	Each non-employee director is entitled to receive an annual stock award of restricted stock units of 10,000 shares of our common stock, which restricted stock units has a one-year vesting period.

(3)
Non-employee directors are entitled to receive $1,000 for each meeting attended by telephone conference. Directors do not receive per meeting fees for Committee meetings that occur on the same day as a Board meeting for which they received a fee.

The following table summarizes the compensation paid to our non-employee directors during 2009:

Director Compensation for Fiscal Year-End
December 31, 2009

Name (1)	Fees Earned or paid in Cash ($)	Option Awards (2) ($)	Stock Awards (2) ($)	Total ($)

Deborah M. Besemer	33,750	—	84,800	118,550
Paul D. Birch	42,000	—	84,800	126,800
Ashoke (Bobby) Goswami(3)	—	—	—	—
John B. Landry	41,250	—	84,800	126,050
John W. Young	41,500	—	84,800	126,300

(1)	See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for disclosure related to Mr. Goodermote who was a named executive officer of the Company during 2009.

(2)	Amounts represent the aggregate grant date fair value of the awards granted in 2009 computed in accordance with ASC Topic 718.

As of December 31, 2009, the aggregate number of vested and unvested stock awards outstanding for each of our non-employee directors was as follows:

	Options		Stock Awards
	Vested	Unvested	Vested	Unvested (i)

Deborah M. Besemer	25,000	—	—	10,000
Paul D. Birch	60,430	—	—	10,000
John B. Landry	46,266	—	—	10,000
John W. Young	40,306	—	—	10,000

(i)
Each of Messrs. Birch, Landry and Young and Ms. Besemer were issued 10,000 restricted stock units on May 14, 2009 under the 2006 Omnibus Incentive Plan, at a grant date fair value of $8.48, which are scheduled to vest in full on the earlier of May 14, 2010 or the 2010 Annual Meeting.  As a result, these shares will vest on May 13, 2010.

(3)	Mr. Goswami, has waived receipt of compensation for board service.

Stock Ownership Guidelines.   Each non-employee director is expected to have a financial stake in the Company to help align the director’s interests with those of the Company’s stockholders. To meet this objective, it is the policy of the Board to have a meaningful portion of the total compensation of non-management directors provided and held in common stock, stock options, restricted stock units or other types of equity-based compensation.

Other.   The Company reimburses all directors for travel and other reasonable and necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s directors’ and officers’ indemnity insurance policies.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our executive officers that appear in the Summary Compensation Table below. These executives include:

       • Dean Goodermote, our President, Chief Executive Officer and Chairman of the Board of Directors;

       • S. Craig Huke, our Chief Financial Officer;

       • Robert L. Beeler, our Vice President of Engineering;

       • Daniel M. Jones, who became our Vice President World Wide Sales in January 2010, but was Vice President of Sales and Marketing at the time of setting 2009 compensation; and

       • Jo Murciano, who is President of Double-Take EMEA and was also Vice President of  International at the time of setting 2009 compensation.

    We refer to these individuals collectively as our named executive officers, or NEOs.

    The compensation committee is responsible for implementing our executive compensation policies and programs and works closely with Mr. Goodermote in assessing appropriate compensation for NEOs. The compensation committee operates pursuant to a charter approved by the Board of Directors. More information on the committee’s processes and procedures can be found above under the heading “Compensation Committee.”

Philosophy and Objectives of Double-Take Software’s Executive Compensation Programs

    Overview

    Our overall Company-wide compensation philosophy, which is also applicable to our NEOs, is to provide competitive levels of compensation that reflect the level of capability and effort required to achieve our annual and long-term goals, while at the same time keeping our compensation program both tied to our performance and simple and straightforward.

       • Focus on Growth and Earnings. We strive to provide compensation that is directly related to the achievement of our continued growth and increased earnings.

       • Simple and Straightforward Incentives. We seek to minimize the complexity of our compensation policies and practices and to maximize our employee’s understanding of each element of compensation and what is required of them to achieve the highest level of compensation.

    In implementing this philosophy for our NEOs, we award compensation to meet our three principle objectives of (i) aligning executive compensation with our Company’s performance goals, (ii) using equity-based awards in an effort to further align executives’ and stockholders’ interests, and (iii) setting compensation to assist us in attracting and retaining qualified executives.

    For 2009, in light of the macroeconomic climate and recent performance of the Company, we also concluded that our compensation philosophy needed to take into account the impact of compensation expenses on our reported earnings.

    Reflect Performance Goals

    As part of our executive compensation program, we reward the achievement, and surpassing, of corporate goals. Our annual incentive program is designed to reward participants for the achievement of company-wide performance goals by providing cash awards that are paid if Company-wide goals are met. We believe that because a significant portion of awards are tied to Company-wide growth and earnings goals, our officers are rewarded for superior Company performance in the areas that we feel are most directly related to increasing stockholder value. Similarly, we believe that the use of annual performance goals provides our executive officers with a straightforward reward. If the Company does well, so will our executives.

    Utilize Equity-Based Awards

    Our compensation program uses equity-based awards that vest based on continued service, the value of which is contingent on the Company’s longer-term performance, in order to align the interests of our NEOs with those of our stockholders. We believe that equity-based awards that vest based on continued service also exemplify our philosophy of having a straightforward structure by reminding NEOs that a measure of long-term corporate success is increased stockholder value over time.  Historically, our equity based awards were comprised only of stock options, which provide NEOs increased value when the value of the stock held by our stockholders increases. Beginning in 2009, we determined to also use restricted stock unit awards as part of our equity-based awards for our NEOs.

    The decision to use restricted stock units as part of the equity-based awards to our NEOs was part of a larger change in our equity compensation practices across our organization and was made after considering the status of both our company and changing compensation practices in the market.  In particular, the compensation committee considered that due to recent market conditions and the resulting price of our common stock, all of our recently issued stock options were “out of the money,” meaning that they had an exercise price higher than the current market value of our stock.  The compensation committee considered that options alone, particularly when most outstanding options are “out of the money,” may potentially provide executives and employees with incentives to take excessive risks for the purpose of increasing stock prices so that options would have value, and that those risks may not in our best long-term interests.  The compensation committee also considered that because most stock options are “out of the money,” they provide for a limited retention benefit, which is an important consideration and reason for our use of equity-based awards.  In making the decision to use restricted stock units, our compensation committee reviewed compensation practices in the market that indicated that other companies had also switched in recent years to using restricted stock awards and it considered the overall goals of our LTI Plan.    For 2009, the compensation committee determined that employees outside of the executive team would only receive restricted stock units, but that our executive team, including our NEOs, would receive a mix of stock options and restricted stock units.  The compensation committee determined that providing NEOs with a mix of options and restricted stock awards would provide an appropriate balance of interests and continued retention benefits so that NEOs would continue to remain focused on building stockholder value over the long-term.

    Attract and Retain Qualified Executives

    We believe that the supply of qualified executive talent is limited and that our compensation programs should help us attract qualified candidates by providing compensation that is competitive within the software industry and the broader market for executive talent. Perhaps more importantly, we believe that the design of our executive compensation programs is important in helping us to keep the qualified executives that we currently have. We think it is important to have executive compensation policies that assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ potential alternatives.

    Review of Compensation and Setting of Peer Group

    In anticipation of setting 2009 executive compensation, in late 2008 the compensation committee engaged DolmatConnell & Partners (“DolmatConnell”) to assist the committee in a review of best practices and appropriate levels of compensation for our NEOs, as requested and directed by the committee.  DolmatConnell provided information on competitive levels of compensation, including information on base salary, annual bonuses, equity awards and total compensation.  DolmatConnell’s information was provided at the time 2009 base salary and annual incentive awards were established, and the compensation committee used this information for reference purposes.

    As part of the competitive review conducted by DolmatConnell, our compensation committee, with the guidance of DolmatConnell, approved a group of companies against which to compare compensation paid to our executives, including our NEOs. These companies were selected because the compensation committee considered them to be similar to us and competitive with us in the market for executive talent, and because they are in comparable or related businesses.  Selection of companies for the peer group started with the development of selection criteria, which included revenues that range from $30 million to $290 million, market capitalization that ranges from $55 million to $490 million and the presence in similar product markets or software sectors.  The selection criteria were applied to our previous peer group, and five companies were removed, either as a result of recently being acquired or because they no longer met the selection criteria.  Our compensation consultant than identified 12 additional companies that fit the selection criteria by considering companies suggested by management and directors, companies that are competitors to the Company, companies that include Double-Take in their peer group and companies that are identified in business databases as being in the same industry. The final group, which we refer to as our peer group, consisted of the following 20 companies:

•	Quest Software, Inc.
•	Riverbed Technology, Inc.
•	3PAR Inc.
•	ArcSight, Inc.
•	Bottomline Technologies, Inc.
•	CommVault Systems, Inc.
•	Compellent Technologies, Inc.
•	Constant Contact, Inc.
•	EPIQ Systems, Inc.
•	FalconStor Software, Inc.
•	Interactive Intelligence, Inc.
•	Isilion Systems, Inc.
•	Netezza Corporation
•	NetSuite, Inc.
•	OPNET Technologies, Inc.
•	Pervasive Software, Inc.
•	RightNow Technologies, Inc.
•	Saba Software, Inc.
•	Sourcefire, Inc.
•	Tyler Technoliogies, Inc.
•	Ultimate Software Group, Inc.
•	Unica Corp.

    Because of limited information available in the peer group to which Mr. Murciano’s compensation could be compared, DolmatConnell provided the committee with additional survey data, taking into account Double Take’s industry and size. DolmatConnell informed the committee that the survey data was a composite of credible, published executive compensation surveys.  The companies included as part of the additional survey data were not disclosed to the compensation committee.

    The compensation committee asked for the competitive review information from DolmatConnell as an additional, objective data point for comparison purposes. The findings from the competitive review showed that our base salaries and target total cash compensation are less than competitive, positioned below the 25th percentile between the 25th and 50th percentiles, respectively.  The findings also showed that actual total cash in 2007, the last full-year available for purposes of the competitive review, was found to be competitive, and positioned between the market 50th and 75th percentiles, reflecting bonuses paid for 2007 performance.

    Overall, the findings of the competitive review confirmed that our compensation system was focused on performance by demonstrating that target total cash compensation, which is comprised of annual base salary and annual incentives and commissions, reflected a leveraged, performance-oriented approach by generally providing for base salaries below the median of the comparative data with actual compensation and commissions above the median.  The compensation committee observed that the performance-oriented approach worked appropriately in years like 2007 where our performance was stronger than many of peers, but that in years where the Company performed consistently with others in the peer group, that actual cash compensation would be less than competitive.

Elements of Compensation

    The elements of our compensation program include cash compensation, which is comprised of base salary and annual incentive awards pursuant to our Executive Bonus Plan, and equity compensation pursuant to our long-term incentive plan. Mr. Goodermote typically makes recommendations to the compensation committee for the other NEOs on the amount of target cash compensation and equity awards, within parameters determined by that committee.

    In setting each of the elements of our compensation program for 2009, the compensation committee considered the compensation levels for our NEOs in 2008, the respective performances of each of our NEOs in 2008, their respective responsibilities, their number of reports, what the committee believed was required based on the marketplace for executive talent, as well as the overall macroeconomic climate and recent performance of the Company. In evaluating what was required based on the marketplace for executive talent, the members of our compensation committee considered the competitive review discussed above as well as the macroeconomic factors.

    The compensation committee set all elements of compensation for Mr. Murciano in dollars, but it granted Mr. Goodermote the authority to make appropriate adjustments to reflect that Mr. Murciano is paid in Euros.

    We discuss in more detail the primary factors that affected each NEO’s particular elements of compensation for 2009 below, as well as the compensation committee’s decision not to increase cash compensation.

    Cash Compensation

    Cash compensation is an integral part of compensation for our NEOs. The compensation committee considers both base salary and targeted annual incentive pay together to set targeted total cash compensation. Because Messrs. Jones and Murciano also take part in a sales commission program, described further below, the compensation committee also takes into account amounts that they may receive under that program when setting their targeted total cash compensation. When balancing the two components of our targeted total cash compensation, we believe that it is important to have a meaningful amount of compensation consist of fixed and liquid compensation in the form of base salary to provide our NEOs with a level of assurance of compensation.  However, given our focus on performance, we believe that it is important to also have a strong incentive pay component. Accordingly, in 2009, the targeted annual incentive pay comprised approximately 44% of the aggregate amount of base salary and targeted annual incentive pay for Messrs. Beeler, Huke, and Jones and approximately 54% for Mr. Murciano. Mr. Goodermote’s targeted annual incentive pay comprised approximately 33% of the aggregate amount of base salary and targeted annual incentive pay.  Mr. Murciano’s percentage is set at a higher level of his base salary to reflect the relatively lower level of his base salary, as well as the factors discussed below under Other-Cash Compensation.  Mr. Goodermote’s percentage is set at a lower level of his total compensation based on the relatively higher level of his base salary, which was negotiated when he became our Chief Executive Officer in 2005. We believe that these proportions of annual incentive pay for our NEOs comprise a relatively high percentage of total cash compensation and represent approximately the same percentages used in 2006 through 2008.

    Due to the macroeconomic climate and recent performance of the Company, Mr. Goodermote recommended, and the compensation committee approved keeping cash compensation the same for 2009 as it was in 2008.  The compensation committee’s decision was reflective of the Company’s overall approach to expense control in 2009.

    Base Salary

    Base salary is annual fixed compensation, and is a standard element of compensation, necessary to attract and retain talent.  Base salary represents the payment for a satisfactory level of individual performance as long as the employee remains employed with the company.  As noted above, base salary amounts did not increase in 2009.

    Mr. Murciano’s lower base salary relative to the other NEOs reflects, in part, the other elements of cash compensation to which he is entitled to and that are described below, as well as the perquisites that are provided to him and described below under “Perquisites for Mr. Murciano.”

    In the beginning of April 2009, management implemented a temporary company-wide salary reduction and the compensation committee concurred in applying that to the NEOs.  As part of the salary reduction, Mr. Goodermote’s salary was reduced 20% and the salary for each of the other NEOs was reduced by 15%.  As a result of the Company’s performance with respect to achieving forecasted earnings, the compensation committee approved reinstating 70% of the amounts that had been withheld on July 31, 2009 and reinstated the prior levels of salary at the end of August 2009.

    Notwithstanding the salary reduction in 2009, the actual amounts paid to our NEOs as salary in 2009, other than to Mr. Goodermote, did not decline from 2008 because 2009 was comprised of 27 pay periods as compared to the 26 pay periods in 2008.

    Annual Incentive Pay

    Annual incentive pay is awarded pursuant to the terms of our Executive Bonus Plan, which is the same structure that is used for most of our non-commission based employees. The Executive Bonus Plan is designed to reward our NEOs for achieving company-wide targets based on our 2009 operating budget approved by the Board of Directors. The Executive Bonus plan provides significantly reduced rewards for missing those numbers and moderately increased rewards for exceeding those numbers. In 2009, the two targets were based on achieving net revenues of approximately $106.9 million and operating income of approximately $22.3 million. Operating income is calculated as revenue less cost of revenue and operating expenses and excludes stock-based compensation expenses calculated pursuant to accounting standards and extraordinary charges identified by the compensation committee. We selected these measures because we believe that they reflect our philosophy of rewarding our executives for growth and earnings. We believe that one of the attractive aspects of our company to investors is the potential for revenue growth, and so we have selected net revenue as the best measure to provide an incentive to our executives to achieve revenue growth. Similarly, we believe that investors are focused on earnings and that operating profit is a good proxy for earnings that is within the control of management. Both of these measures have the advantage of also being straightforward targets on which our executives can focus.

    One of the findings of our competitive review is that the targets we set require a high level of performance.  We expect to continue our practice of setting these targets on the high end of realistically achievable goals.

    The total targeted annual incentive pay amount for each NEO is divided into five equal sub amounts, one for each quarter’s performance and one for the year-end performance. Each of the quarterly and year-end sub-amounts is divided equally based on achievement of the net revenue and operating income objectives. Thus, 10% of the total bonus is targeted at each quarter’s net revenue, each quarter’s operating income, the year-end revenue, and the year-end operating income. If a quarterly target is missed, it cannot be recouped based on future performance. We divide the total annual incentive pay into these five portions because we believe that it leads to consistent efforts to provide superior performance throughout the year.

    Target payments for achieving quarterly and annual revenue targets are increased proportionately by the amount each performance goal is exceeded subject to a cap of 20% above the goal. To the extent that the net revenue target is exceeded by more than 20%, the payments for the net revenue target will be increased proportionately by the amount each target is exceeded, but only to the extent that the operating income target for the period in which the bonus is being paid has been exceeded by a proportionate amount or greater. (By way of illustration, for a revenue payment to be paid at 135% of target in the first quarter, operating income would have to exceed its target for that quarter by 135% or more.) Payments for achieving operating income targets are increased proportionately by the amount each target is exceeded subject to a cap of 20% above the operating income target sub-bonus. We believe that achievement of goals at these levels represents superior performance by the Company and feel that our NEOs should be compensated for exceeding our goals. However, we believe that above 120% achievement of each goal, it is appropriate to limit the additional amounts to be paid based on exceptionally high current period profits, and to reward exceptionally high revenue only to the extent that incremental revenue has generated expected incremental profits. In the event that the net revenue and operating income targets are not met, we determined to award each executive with 60% of his target payout at achievement of 92.5% of each target. The payments are increased proportionately between 92.5% and 100% (that is, each percentage point increase between 92.5% and 100% achievement increases the payment by 5.3%). We selected 92.5% of the goals as the threshold for performance because we believed that performance at this level would be satisfactory to reward our NEOs, but that the amounts of their rewards should be significantly reduced.

    The Company’s performance did not result in there being any payments under the annual incentive plan in 2009.

    Other Cash Compensation

    In addition to the cash compensation described above, Mr. Jones and Mr. Murciano, who at the beginning of 2009 were our Vice President of Sales and Marketing and our Vice President of International, respectively, also participate in our sales commission plan and have additional cash incentives that were payable in escalating quarterly payments that were tied to meeting consecutive quarterly sales objectives under the sales commission plan.  The compensation committee determined that similar to base salaries, there would be no increases in 2009 for these cash compensation programs.  A $10,000 deduction to the target sales commission plan amounts and corresponding $10,000 increase to the target additional cash incentives were made, however, in order to more closely align the rewards for these officers with the performance of our whole Company.

    The quarterly sales objective incentives were established to provide Messrs. Jones and Murciano, the two executive officers with the most direct responsibility for sales, a significant additional incentive for consistent achievement of the quarterly sales increases in their commission plans, which reflects quarter over quarter performance that we believe is important to our stockholders and the investing community.

    Actual payments under the sales commission plan were 81% and 94% of the target amounts for Mr. Jones and Mr. Murciano, respectively.  There were no payments under the incentive plan related to quarterly sales objectives paid to either Mr. Jones or Mr. Murciano.

    Long-Term Incentive Plan

    2009 Equity Awards

    Prior to 2009, we only used stock options for our long-term incentive plan (the “LTI Plan”).  Beginning in 2009, we determined to also use restricted stock unit awards as part of our LTI Plan.  As discussed above, the decision to use restricted stock units as part of the LTI Plan for our NEOs was part of a larger change in our equity compensation practices across our organization and was made after considering the status of both our company and changing compensation practices in the market.  The compensation committee determined that providing NEOs with a mix of options and restricted stock awards would provide an appropriate balance of interests and continued retention benefits so that NEOs would continue to remain focused on building stockholder value over the long-term.  Both options and restricted stock units are also easy to understand and thus support our objective of utilizing straightforward compensation.

    Our compensation committee considered the results of the competitive review when establishing 2009 award sizes, noting that LTI Plan awards are generally positioned between the 25th and 50th percentile of the peer group.  The committee also considered that the “run rate,” which is a measure of the annual share usage for equity incentive plans, had historically been in the bottom quartile.  While the compensation committee determined it was appropriate to increase the number of shares used, this did not primarily benefit the NEOs.

    For Mr. Goodermote’s equity award, the compensation committee considered the performance of Mr. Goodermote, which it assessed as being strong meriting a continuation of a meaningful long-term incentive compensation granted. The compensation committee determined an award size for Mr. Goodermote and requested that he provide recommendations to allocate an aggregate pool of equity awards among the six other executive officers of the Company. The decision on the size of these awards was part of the compensation committee’s overall determination of an amount of fully diluted equity that should be granted over the course of the year to all existing employees, including executives, but not including initial grants made to new hires. Mr. Goodermote’s recommendations for the size of equity awards pursuant to the LTI Plan were then reviewed, including his request to reduce the size of his award. The compensation committee considered Mr. Goodermote’s recommendations and granted options within the framework that it had established at levels that were based on the executive’s position, responsibilities and past performance. The Compensation Committee honored Mr. Goodermote’s request to allocate some of his equity award to other executives, and reduced his award by a small amount, but did not reduce Mr. Goodermote’s grant further as requested by him because of its belief that it is important to our stockholders and our company that Mr. Goodermote have a significant unvested equity interest.  All of our NEOs generally received the same award size in 2009 as they did in 2008, with the exception of Mr. Murciano, whose award was increased substantially to reflect his continued integration into the leadership of the Company.

    Due to the historical practice of using options and in order to provide for comparability in the analysis year over year, the compensation committee calculated Mr. Goodermote’s equity award and Mr. Goodermote made his recommendations on the other NEOs equity awards by first determining a number of options that would be granted if the LTI Plan were only comprised of options.  This theoretical number of options was then split into two portions, 53% for options and 47% for restricted stock units, which reflects a slight bias for favoring options over restricted stock units.  After the size of each award was determined as if both award types were options, the committee needed to determine the number of restricted stock units that should be granted. The committee considered that a restricted stock unit has a higher compensation cost to us and provides value to the employee in more circumstances than an option. Accordingly, the compensation committee determined to issue restricted stock units for fewer shares than it would have otherwise issued if we were only granting options.  It determined the actual number of restricted stock units by considering the accounting cost of the restricted stock units compared to an option.

    Grants of stock options to our NEOs typically vest monthly based on service to the company over four year terms from the date of grant. The compensation committee also determined that restricted stock units would vest over the same four year period as our options, but that instead of monthly vesting the awards would vest in four equal annual installments over four years.  We selected four year vesting for our options and restricted stock units because of our belief that the market standard was three to four years and that by selecting four years we were providing the maximum retention benefit.

    Perquisites for Mr. Murciano

    Prior to 2008, Mr. Murciano’s compensation had been established in connection with our acquisition of Double-Take EMEA, at which time we had agreed that through 2007 he would continue to be compensated in the same manner as prior to the acquisition.  That structure provided, among other things, for a relatively low base salary, but also for certain perquisites.  We have continued the practice of setting Mr. Murciano’s base salary at a lower level and continued to provide him with certain perquisites to which he had been previously entitled, including payment of a country club membership and use of a Company owned car.

Equity Grant Practices

    Grants of equity awards are generally made to our NEOs at one time each year pursuant to the LTI Plan, intended to coincide with the completion of performance reviews. We also occasionally make grants of equity awards to NEOs at other times, including in connection with the initial hiring of a new officer and the promotion of officers.

    In 2009, all of our option awards were made at the closing price of our common stock on the date of grant on the NASDAQ Global Market. We typically time equity awards to be effective three days after the release of our earnings, which is often after the actual date of compensation committee action, or on the date of the compensation committee action if the award is made during open trading windows under our insider trading plan.

 Employment Agreements and Post-Termination Compensation

    In 2007, it became apparent to our compensation committee that having some consistency among our executive officers with respect to severance was beneficial from a fairness and parity perspective, as well as from a retention perspective as we continued to believe that severance arrangements are important to help in retaining our NEOs due to the prevalence of similar provisions in the market in which we compete for executives. In 2007, we entered into severance agreements with each of our NEOs, other than Mr. Beeler, with whom we entered into a restated non-competition and severance agreement, and Mr. Murciano, who during 2007 was not generally considered with the other executive officers on compensation and employment matters.  In 2008, we entered into an agreement with Mr. Murciano on substantially the same terms as the other named executive officers (other than Mr. Beeler), subject to certain changes due to his status as French citizen. The agreements provide generally that if we terminate the NEOs employment without cause, then the executive is entitled to receive one year’s severance if he abides by a non-competition agreement. Mr. Beeler’s agreement also provides that he is entitled to severance if he terminates his employment for good reason. Our employment letter agreement with Mr. Huke also provides for accelerated vesting of his option awards in the event of a change in control, and our employment letter agreement with Mr. Goodermote provides for accelerated vesting of certain option awards that he had received in the past in the event of a change in control. Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would be received by these officers had termination occurred on December 31, 2009, is found below under the heading “Potential Payments On Termination or Change in Control.”

 Tax Deductibility of Compensation

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a committee that consists only of “outside directors” as defined for purposes of Section 162(m). Currently, all members of the compensation committee qualify as “outside directors.” We intend to consider the potential long-term impact of Section 162(m) when establishing compensation, and we expect to qualify our compensation programs as performance-based compensation within the meaning of the Internal Revenue Code to the extent that doing so remains consistent with our compensation philosophy and objectives. In 2009, the levels of our compensation programs were not at levels high enough to implicate concerns over the deductibility of our compensation programs for Section 162(m) purposes.

 Compensation Committee Report

    The compensation committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on its review and discussions with the Company’s management, the Compensation Committee recommended that the CD&A be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation to the Proxy Statement).

Compensation Committee (March 29, 2010)

John Young (Chairperson)
Deborah Besemer
John Landry

Compensation Tables

Summary Compensation Table
for Fiscal Year End December 31, 2009

The following table summarizes the compensation of our named executive officers, or NEOs, for the fiscal year end December 31, 2009. The NEOs are our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Option Awards ($) (1)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Other ($)		Total ($)
Dean Goodermote	2009	345,512		-		189,535	352,660	-		-		887,707
President, Chief Executive Officer and Chairman of the Board of Directors	2008	350,000		-		758,216	-	95,086		3,000	(2)	1,206,302
	2007	349,615		-		870,569	-	189,960		2,000	(2)	1,412,144

S. Craig Huke	2009	215,000		-		49,338	91,812	-		-		356,150
Chief Financial Officer	2008	215,000		-		160,580	-	92,370		3,000	(2)	470,950
	2007	207,692		25,000	(3)	211,424	-	173,678		2,000	(2)	619,794

Robert L. Beeler	2009	180,000		-		42,462	79,017	-		-	(2)	301,479
Vice President of Engineering	2008	180,000		-		144,523	-	77,155		3,000	(2)	404,678
	2007	172,746		-		161,677	-	144,370		2,000	(2)	480,793

Daniel M. Jones	2009	340,974	(4)	-		42,247	78,631	-		4,800	(6)	466,652
Vice President of Sales and Marketing	2008	393,602	(4)	-		144,523	-	69,550	(5)	7,800	(6)	615,475
	2007	368,144	(4)	-		198,987	-	181,772	(5)	6,800	(6)	755,703

Jo Murciano	2009	291,053	(7)	-		34,528	64,219	-		50,001	(9)	439,801
Vice President of International	2008	273,256	(7)	-		768,019	-	68,813	(8)	68,712	(9)	1,178,800
	2007	67,270		-		149,240	-	352,580		58,337	(9)	627,427

(1)	Amounts represent the aggregate grant date fair value for the stock option awards and stock awards made to each executive officer, computed in accordance with ASC Topic 718.
(2)	Amount represents our contribution to the Company’s 401(k) Plan.
(3)	Amount represents retention bonus pursuant to Mr. Huke’s employment letter agreement.
(4)
Amount in 2009 consist of $170,000 base salary and $170,974 sales commissions.  Amount in 2008 consists of $170,000 base salary and $223,602 sales commissions.  Amount in 2007 consists of $162,788 base salary and $205,356 sales commissions.

(5)
Amount in 2008 represents annual incentive pay pursuant to our Executive Bonus Plan as no amounts were paid under the annual incentive plan related to the quarterly sales objective and amount in 2007 represents $136,772 of annual incentive pay pursuant to our Executive Bonus Plan and $45,000 upon achievement of Mr. Jones’ quarterly sales objective.

(6)
Amount in 2009 consists of $4,800 car allowance pursuant to Mr. Jones’ employment letter agreement.  Amount in 2008 consists of (i) our $3,000 employer contribution to the Company’s 401(k) Plan and (ii) $4,800 car allowance.  Amount in 2007 consists of (i) our $2,000 employer contribution to the Company’s 401(k) Plan and (ii) $4,800 car allowance.

(7)
Amount in 2009 consists of $64,024 base salary, $201,278 sales commission and $25,751related to correction of 2008 sales commission amount due to foreign currency difference and amount in 2008 consists of $72,281 base salary and $200,975 sales commissions.

(8)	Amount in 2008 represents annual incentive pay pursuant to our Executive Bonus Plan as no amounts were paid under the annual incentive plan related to the quarterly sales objective.
(9)
Amount in 2009 consists of (i) our $32,639 employer contribution to retirement plan (ii) $11,623 country club dues and (iii) $5,739 of aggregate cost to maintain the car owned by the Company of which Mr. Murciano has use pursuant to Mr. Murciano’s employment arrangement discussed in the Compensation Discussion and Analysis above.  Amount in 2008 consists of (i) our $39,200 employer contribution to retirement plan, (ii) $18,980 car allowance and (iii) $10,532 country club dues.  Amount in 2007 consists of (i) our $28,602 employer contribution to retirement plan, (ii) $21,923 car allowance and (iii) $7,812 country club dues.

Grants of Plan-Based Awards
for Fiscal Year End
December 31, 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	All Other Stock Based Awards: Number of Securities Underlying Awards (#) (2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Stock Options	Stock Based Awards
Dean Goodermote	2/16/2009				57,335		7.03	189,535
	2/16/2009					50,165	7.03		352,660
	2/09/2009	96,000	160,000	192,000

S. Craig Huke	2/16/2009				14,925		7.03	49,338
	2/16/2009					13,060	7.03		91,812
	2/09/2009	102,000	170,000	204,000

Robert L. Beeler	2/16/2009				12,845		7.03	42,462
	2/16/2009					11,240	7.03		79,017
	2/09/2009	85,200	142,000	170,400

Daniel M. Jones	2/16/2009				12,780		7.03	42,247
	2/16/2009					11,185	7.03		78,631
	2/09/2009	82,800	138,000	165,600
	2/09/2009		60,000					34,528
									64,219
Jo Murciano	2/16/2009				10,445		7.03
	2/16/2009					9,135	7.03
	2/09/2009	57,600	96,000	115,200
	2/09/2009	—	45,000

(1)
Except as noted in footnotes to specific amounts, these columns show the range of cash payouts targeted for 2009 performance under the Executive Bonus Plan. For a discussion of the performance metrics applicable to these awards, see the above-referenced section of the Compensation Discussion and Analysis. For the actual amounts paid pursuant to this plan, see the Non-Equity Incentive Compensation column of the Summary Compensation Table above.

(2)	The options vest at a rate of 1/48th of the total number of options each month after the date of grant.

(3)	The stock based awards are restricted stock units. The restricted stock units vest in four equal installments beginning February 16, 2010.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Letter Agreements.   The amounts disclosed in the tables above are in part a result of the terms of agreements that we have with NEOs, other than Mr. Beeler and Mr. Murciano.

Employment Terms for Dean Goodermote.   In August 2006, we entered into an employment letter agreement with Mr. Goodermote, which amended and restated a letter agreement dated March 22, 2005, entered into in connection with the commencement of his employment. Pursuant to the current employment letter agreement, upon the consummation of our initial public offering, Mr. Goodermote received a grant of shares of our common stock equivalent to 1.45% of the fully diluted shares of our common stock outstanding immediately prior to the offering, which amounted to a grant of 269,845 shares in the aggregate. These shares became fully vested upon grant. In order to satisfy certain tax withholding obligations, 111,850 of those shares were withheld from the grant and returned to the status of authorized but unissued shares.

On March 22, 2005, Mr. Goodermote was granted stock options to acquire 380,182 shares of our common stock with 25% vesting on the one year anniversary of the start of his employment and with the remainder vesting in equal quarterly installments over the following three years, and he received a grant of stock options on the first anniversary of the start of his employment to acquire 152,073 shares of our common stock with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal quarterly installments over the following three years. In addition, on January 5, 2006, Mr. Goodermote was granted stock options to acquire 38,018 shares of our common stock with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal quarterly installments over the following three years. Pursuant to his employment letter agreement, upon the consummation of our initial public offering, all of the options granted on March 22, 2005 vested in full and an additional 25% of the other stock options held by Mr. Goodermote vested in full, which represented the acceleration of options to acquire 356,421 shares in the aggregate.

Mr. Goodermote’s employment letter agreement also provides for the following:

•	a base salary of at least $340,000 per year;

•	five weeks of vacation per year;

•	major medical insurance for his family;

•	life, long-term disability and other insurance in accordance with our current benefits policies;

•	eligibility for a discretionary performance bonus as determined by the Board in its sole discretion; and

•	reimbursement for reasonable business expenses.

Employment Terms for S. Craig Huke.   In October 2006, we entered into an employment letter agreement with S. Craig Huke setting forth the terms of his employment, which amended and restated a letter agreement originally entered into in May 2003, upon the commencement of his employment as our Chief Financial Officer. Mr. Huke’s employment letter agreement provides for the following:

•	a base salary of at least $200,000 per year;

•	major medical insurance for his family;

•	participation in the bonus plan for executives;

•	an additional bonus of $25,000 to be paid on February 1, 2007; and

•	reimbursement for reasonable business related expenses.

    Employment Terms for Daniel M. Jones.   In October, 2006, we entered into an employment letter agreement with Daniel M. Jones setting forth the terms of his employment as our Vice President of Sales and Marketing, which employment agreement amended and restated a letter agreement originally entered into in connection with the commencement of his employment in February 2005. Mr. Jones’ employment letter agreement provides for the following:

•	a base salary of at least $157,500 per year;

•	major medical insurance for his family;

•	participation in our commission plan for sales employees;

•	stock options at the direction of the Compensation Committee of the Board;

•	participation in the bonus plan for executives; and

•	a monthly car allowance.

In addition to the above terms, these officers, Mr. Beeler and Mr. Murciano are entitled to receive various payments upon certain terminations of their employment or a change in control, pursuant to agreements between those officers and us. For a discussion of those terms, and a quantification of the benefits thereunder assuming a termination event of December 31, 2009, see the Potential Payments upon Termination or Change in Control below.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock that have not Vested (#) (7)	Market Value of Shares or Units of Stock that have not vested ($) (8)

Dean Goodermote	380,182	-		1.52	3/22/2015
	38,018	-		1.96	1/5/2016
	152,073	-		1.96	3/22/2016
	46,666	23,334	(1)	16.77	4/30/2017
	52,701	62,283	(2)	12.01	2/19/2018
	11,944	45,391	(3)	7.03	2/16/2019	50,165	501,148

S. Craig Huke	108,968	-		0.94	7/1/2013
	510	-		0.94	1/1/2014
	807	-		1.52	1/1/2015
	121,262	-		1.52	2/2/2015
	6,249	893	(4)	1.96	4/26/2016
	11,333	5,667	(1)	16.77	4/30/2017
	11,161	13,191	(2)	12.01	2/19/2018
	3,109	11,816	(3)	7.03	02/19/2019	13,060	130,469

Robert L. Beeler	20,408	-		19.60	4/3/2010
	97,006	-		0.94	7/1/2013
	4,327	-		0.94	1/1/2014
	4,839	-		1.52	1/1/2015
	5,536	790	(4)	1.96	4/26/2016
	8,666	4,334	(1)	16.77	4/30/2017
	10,045	11,872	(2)	12.01	2/19/2018
	2,676	10,169	(3)	7.03	2/16/2019	11,240	112,288

Daniel M. Jones	1,276	-		0.94	10/20/2013
	142	-		0.94	1/1/2014
	1,649	-		1.52	1/1/2015
	116,265	-		1.52	2/2/2015
	7,142	1,021	(4)	1.96	4/26/2016
	10,666	5,334	(1)	16.77	4/30/2017
	10,045	11,872	(2)	12.01	2/19/2018
	2,662	10,118	(3)	7.03	2/19/2019	11,185	111,738

Jo Murciano	22,385	5,166	(5)	7.06	9/14/2016
	8,000	4,000	(1)	16.77	4/30/2017
	45,833	54,167	(6)	12.65	2/8/2018
	5,500	6,500	(2)	12.01	2/19/2018
	2,176	8,269	(3)	7.03	2/19/2019	9,135	91,259

(1)	The unexercisable options at December 31, 2009 vested or will vest in equal amounts on a monthly basis from January 30, 2010 to April 30, 2011.

(2)	The unexercisable options at December 31, 2009 vested or will vest in equal amounts on a monthly basis from January 19, 2010 to February 19, 2012.

(3)	The unexercisable options at December 31, 2009 vested or will vest in equal amounts on a monthly basis from March 16, 2010 to February 16, 2013.

(4)	The unexercisable options at December 31, 2009 vested or will vest in equal amounts on a quarterly basis from January 26, 2010 to April 26, 2010.

(5)	The unexercisable options at December 31, 2009 vested or will vest in equal amounts on a quarterly basis from March 14, 2010 to September 14, 2011.

(6)	The unexercisable options at December 31, 2009 vested or will vest in equal amounts on a monthly basis from January 8, 2010 to February 8, 2012.

(7)	The unvested restricted stock units at December 31, 2009 vested or will vest 25% each year beginning on February 16, 2010.

(8)	The market value of the shares of common stock that have not vested is based on the closing price of our common stock on the NASDAQ Global Market of $9.99 on December 31, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dean Goodermote	-	-	-	-
S. Craig Huke	3,703	33,549	-	-
Robert L. Beeler	-	-	-	-
Daniel M. Jones	-	-	-	-
Jo Murciano	-	-	-	-

Potential Payments On Termination or Change in Control

The section below describes the payments that may be made to named executive officers in connection with a change in control or pursuant to certain termination events. Each of our named executive officers is a party to an agreement that provides for certain benefits in the event of termination, including, in the case of Messrs. Goodermote and Huke, following a change in control.

Dean Goodermote.   On November 9, 2007, we entered into a severance letter agreement with Mr. Goodermote. The letter agreement provides for a severance payment and continued benefits in the event that Mr. Goodermote’s employment with us is terminated without “cause” (as defined below). Specifically, Mr. Goodermote is entitled to an amount equal to one time his base salary in effect as of the termination, which amount is to be paid in accordance with our regular payroll periods, and the continuation of health care benefits for a 12-month period following termination. The payments and benefits under the letter agreement are subject to Mr. Goodermote executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Goodermote.

Pursuant to an employment letter agreement with us, upon a change in control as a result of a merger, acquisition, purchase of all or substantially all of our assets, or a like transaction, unvested stock options held by Mr. Goodermote that relate to certain awards made prior to our initial public offering will immediately vest.

Assuming that termination of Mr. Goodermote’s employment had occurred on December 31, 2009, he would have received $350,000, payable every two weeks for a 12-month period in the amount of $13,462 (less any applicable withholding taxes). In addition, so long as Mr. Goodermote elected to continue the health, dental and vision insurance coverage provided by us, for a period of 12 months after termination, we would have paid the amount by which the cost of such coverage exceeded the amount that he previously paid for coverage under such health, dental and vision insurance plans, which in the aggregate would have totaled approximately $17,643 for the 12-month period; provided, however, that if he became eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, these benefits would be secondary to the benefits provided by that employer. Because all of Mr. Goodermote’s options that were granted prior to the IPO have fully vested, there would be no options accelerating upon a change of control.

S. Craig Huke.   On November 9, 2007, we entered into a severance letter agreement with Mr. Huke. The letter agreement provides for a severance payment and continued benefits in the event that Mr. Huke’s employment with us is terminated without “cause” (as defined below). Specifically, Mr. Huke is entitled to an amount equal to one time his base salary in effect as of the termination, which amount is to be paid in accordance with our regular payroll periods, and the continuation of health care benefits for a 12-month period following termination. The payments and benefits under the letter agreement are subject to Mr. Huke executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Huke.

Pursuant to an employment letter agreement with us, in the event that Mr. Huke’s employment is terminated without cause in connection with a change in control as a result of a merger, acquisition, purchase of all or substantially all of our assets, or other like transaction, as determined by the Compensation Committee of the Board, in which we are not the surviving entity, all unvested options to purchase shares of our common stock held by Mr. Huke will immediately vest.

Assuming that termination of Mr. Huke’s employment had occurred on December 31, 2009, Mr. Huke would have received $215,000, payable every two weeks for a 12-month period in the amount of $8,269 (less any applicable withholding taxes). In addition, so long as Mr. Huke elected to continue the health, dental and vision insurance coverage provided by us, for a period of 12 months after termination, we would have paid the amount by which the cost of such coverage exceeded the amount that he previously paid for coverage under such health, dental and vision insurance plans, which in the aggregate would have totaled approximately $17,643 for the 12-month period; provided, however, that if he became eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, these benefits would be secondary to the benefits provided by that employer. In addition, assuming that a change in control transaction had occurred on December 31, 2009, the vesting of options to purchase 31,567 shares of our common stock would accelerate.  At December 31, 2009 only 12,709 of those options had an exercise price below the closing price of our common stock on the NASDAQ Global Market.  The aggregate exercise price for those 12,709 options is $84,817, and those shares had a market value of $126,963 at the close of business on December 31, 2009.

Robert L. Beeler.   On November 9, 2007, we entered into an amended and restated employment and severance agreement with Mr. Beeler. The agreement provides for a severance payment and continued benefits in the event that Mr. Beeler’s employment with us is terminated without “cause” (as defined below). Specifically, Mr. Beeler is entitled to an amount equal to one time his base salary in effect as of the termination, which amount is to be paid in accordance with our regular payroll periods, and the continuation of health care benefits for a 12-month period following termination. The payments and benefits under the agreement are subject to Mr. Beeler executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Beeler.

Assuming that termination of Mr. Beeler’s employment had occurred on December 31, 2009, he would have received $180,000, payable every two weeks for a 12-month period in the amount of $6,923 (less any applicable withholding taxes) . In addition, so long as Mr. Beeler elected to continue the health, dental and vision insurance coverage provided by us, for a period of 12 months after termination, we would have paid the amount by which the cost of such coverage exceeded the amount that he previously paid for coverage under such health, dental and vision insurance plans, which in the aggregate would have totaled approximately $17,643 for the 12-month period; provided, however, that if he became eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, these benefits would be secondary to the benefits provided by that employer.

Daniel M. Jones.   On November 9, 2007, we entered into a severance letter agreement with Mr. Jones. The letter agreement provides for a severance payment and continued benefits in the event that Mr. Jones’ employment with us is terminated without “cause” (as defined below). Specifically, Mr. Jones is entitled to an amount equal to one time his base salary in effect as of the termination, which amount is to be paid in accordance with our regular payroll periods, and the continuation of health care benefits for a 12-month period following termination. The payments and benefits under the letter agreement are subject to Mr. Jones executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Jones. Furthermore, in the event that Mr. Jones is required to relocate outside of a 100 mile radius from his current home, he may decline the relocation and be eligible for the severance payments described above.

Assuming that termination of Mr. Jones’ employment had occurred on December 31, 2009, he would have received $170,000, payable every two weeks for a 12-month period in the amount of $6,538 (less any applicable withholding taxes. In addition, so long as Mr. Jones elected to continue the health, dental and vision insurance coverage provided by us, for a period of 12 months after termination, we would have paid the amount by which the cost of such coverage exceeded the amount that he previously paid for coverage under such health, dental and vision insurance plans, which in the aggregate would have totaled approximately $17,643 for the 12-month period; provided, however, that if he became eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, these benefits would be secondary to the benefits provided by that employer.

For purposes of the descriptions above, termination for “cause” (other than in the case of Mr. Murciano) is defined as: (i) willful disobedience of a material and lawful instruction of the Chief Executive Officer or the Board; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, negligence, willful misconduct or recurring insubordination; (iv) inattention to the executive’s duties; or (v) excessive absences from work.

Jo Murciano On December 2, 2008, we entered into a severance letter agreement with Mr. Murciano. The letter agreement provides for a cash severance payment in the event that Mr. Murciano’s employment with us is terminated without “cause.” Under the letter agreement, termination for “cause” is defined as  (i) willful disobedience of a material and lawful instruction of the Company in its capacity as sole shareholder of the Double-Take EMEA; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, negligence or willful misconduct; (iv) inattention to his duties; or (v) violation of a non-disclosure confidentiality agreement by Mr. Murciano. Assuming the termination of Mr. Murciano’s employment has occurred on December 31, 2009, he would have received €150,000, payable in accordance with Double-Take EMEA’s regular payroll periods. The payments to Mr. Murciano under the letter agreement are subject to Mr. Murciano executing a release of claims in our favor and compliance with the terms of a non-disclosure agreement between us and Mr. Murciano.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board consisted of Messrs. Landry and Young and Ms. Besemer in 2009. None of these individuals is currently, or has ever been, an officer or employee of Double-Take Software or any of our subsidiaries. In addition, during 2009, none of our executive officers served as a member of the board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board or our Compensation Committee.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Eisner as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Eisner to our stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Double-Take Software and our stockholders.

The Board first approved Eisner as our independent auditors in 2004, and Eisner audited our financial statements for the fiscal year ended December 31, 2009. Representatives of Eisner are expected to be present at the meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2009 and 2008 for each of the following categories of services are as follows:

	2009	2008

Audit Fees	$566,000	$543,000
Audit-Related Fees	30,000	34,000
Tax Fees	-	-
All Other Fees	7,000	47,000

Total Fees	$603,000	$624,000

Audit Fees.   Consist of fees billed for professional services rendered in connection with the audit of our annual financial statements and the financial statements included in our Quarterly Reports on Form 10-Q, as well as services provided in connection with Eisner’s audit of our internal control over financial reporting.

Audit-Related Fees.   Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These fees were incurred in connection with an audit of our 401K plan.

Tax Fees.   Consist of fees billed for tax compliance, tax advice and tax planning.  We incurred no tax fees during 2009 and 2008.

All Other Fees.   Consist of fees billed for products and services, other than those described above under Audit Fees, Audit-Related Fees and Tax Fees, including in 2008 services performed in connection with our acquisition of emBoot, Inc.

During the fiscal years ended December 31, 2009 and 2008, Eisner has provided various services, in addition to auditing our financial statements. The Audit Committee has determined that the provision of such services is compatible with maintaining Eisner’s independence. In 2009, all fees paid to Eisner were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Eisner. These services may include audit services, audit-related services, tax services and other services. Eisner and management are required to periodically report to the Audit Committee on the extent of services provided by Eisner in accordance with this policy, and the fees for services performed to date. The Audit Committee, or any designated member of the committee if consistent with applicable law and listing standards, may also pre-approve particular services on a case-by-case basis, and any designated Audit Committee member must present his or her decision to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

    THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2009, the Audit Committee of the Board of Directors of Double-Take Software, Inc. consisted of Mr. Birch, who serves as the Chairman, and Messrs. Landry and Young. The Audit Committee operates under a written charter adopted by the Board, which is available on Double-Take Software’s website in the Investor Relations section under “Corporate Governance.” The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

During the fiscal year ended December 31, 2009, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee has:

•	reviewed and discussed with management Double-Take Software’s audited financial statements for the fiscal year ended December 31, 2009;

•
discussed with Eisner, LLP Double-Take Software’s independent auditors for fiscal 2009, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from Eisner required by applicable requirements of the Public Company Accounting Oversight Board regarding Eisner’s communications with the Audit Committee concerning independence, and has discussed with Eisner it’s independence.

On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in Double-Take Software’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE (March 10, 2010)

Paul D. Birch, Chairperson
John Landry
John Young

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. In 2009, one pro-rata distribution on Form 4 by Dean Goodermote was not timely filed, one stock option exercise on Form 4 by John Young was not timely filed and one stock options exercise on Form 4 by Michael Lesh was not timely filed.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 12, 2010 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined below), and all Directors and executive officers as a group:

Name and address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percentage of Class

5% Stockholders:
Burgundy Asset Management, Ltd.	2,222,503	(2)	10.5%
Cortina Asset Management, LLC.	1,491,274	(3)	7.1%
NorthPointe Capital, LLC	1,533,933	(4)	7.3%

Directors and Named Executive Officers
Deborah Besemer	25,000	(5)	*
Paul Birch	62,430	(6)	*
Dean Goodermote	880,200	(7)	4.0%
Ashoke (Bobby) Goswami	13,528		*
John B. Landry	60,430	(8)	*
John W. Young	60,714	(9)	*
Robert Beeler	193,960	(10)	*
S. Craig Huke	271,874	(11)	1.3%
Daniel M. Jones	167,335	(12)	*
Jo Murciano	100,663	(13)	*
All executive officers and Directors as a group (12 persons)	2,012,894	(14)	8.8%

*	Represents beneficial ownership of less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 12, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based solely on Schedule 13G filed March 2, 2010 on behalf of Burgundy Asset Management, Ltd., whose address is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(3)	Based solely on Schedule 13G filed on February 10, 2010 on behalf of Cortina Asset Management, LLC whose address is 330 East Kilbourn Avenue, Suite 850, Milwaukee, Wisconsin 53202.

(4)	Based solely on Schedule 13G filed February 16, 2010 on behalf of NorthPointe Capital, LLC, whose address is 101 W. Big Beaver, Suite 745, Troy, MI 48084.

(5)
Includes 0 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(6)
Includes 0 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(7)
Includes 11,554 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(8)
Includes 0 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(9)
Includes 0 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(10)
Includes 2,886 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(11)
Includes 3,328 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(12)
Includes 3,069 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(13)
Includes 7,325 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

(14)
The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 32,697 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2010 and 0 shares of common stock issuable upon vesting of other stock based awards within 60 days of March 12, 2010.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2009 Annual Report on Form 10-K has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice.  We will mail without charge, upon written request, a copy of our 2009 Annual Report on Form 10-K, excluding exhibits. Please send a written request to our investor relations firm, Sapphire Investor Relations, LLC:

    New York office:
    150 Broadway, Suite 808
    New York, NY 10038

    San Francisco office:
    250 Montgomery Street, Suite 1230
    San Francisco, CA 94104

If you are the beneficial owner, but not the record holder, of shares of our stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2009 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders.  Similarly, beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

The charters for our Audit, Compensation and Nomination and Corporate Governance Committees, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transactions Policy and Guidelines, are in the Investor Relations section of our website, which is located at www.doubletake.com, and are also available in print without charge by writing to the addresses above.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in Double-Take Software’s Proxy Materials.   To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 2, 2010.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.   Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Double-Take Software, Inc., 257 Turnpike Road, Suite 210, Southborough, MA 01772, Attn: Corporate Secretary. To be timely for the 2011 annual meeting, a stockholder’s notice must be received by the Corporate Secretary of Double-Take Software at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary, notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which we provide notice or public disclosure of the meeting, to ensure adequate time for meaningful consideration by the committee. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2011 annual meeting.  We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities and corporate laws.

Directions to Annual Meeting Location

For directions to our Annual Meeting you may contact our corporate headquarters at +1-508-229-8483 or refer to the following link:  http://www.harvardclub.com/club/scripts/library/view_document.asp?GRP=20288&NS=PUBLIC&APP=80&DN=DMC .

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, the persons named as proxies will vote in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                            By Order of the Board of Directors

                              S. Craig Huke
                             Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May13, 2010.

The Proxy Statement and our 2009 Annual Report to Stockholders are available at: http://www.cstproxy.com/doubletake/2010

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

REVOCABLE PROXY

DOUBLE-TAKE SOFTWARE, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2010

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock of Double-Take Software, Inc. (the “Company”) hereby constitutes and appoints Dean Goodermote and S. Craig Huke, or each of them acting singularly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Harvard Club of Boston located at 374 Commonwealth Avenue, Boston, Massachusetts 02215, at 9:00 a.m. local time on May 13, 2010, or any postponement or adjournment thereof.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS IN PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

Double-Take Software, Inc.

VOTE BY INTERNET OR TELEPHONE

QUICK « « « EASY « « « IMMEDIATE

As a stockholder of Double-Take Software, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern time on May 12, 2010.

Vote Your Proxy on the Internet		Vote Your Proxy by Phone:		Vote Your Proxy by Mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

 ▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.													Please mark your votes like this	☒
The Proxies are instructed to vote as follows:

1.
To elect five directors to the Board, each of whom will hold office until the next annual meeting of stockholders until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Nominees:
	01 DEAN GOODERMOTE	☐	FOR	☐	AGAINST	☐	ABSTAIN	2.	To ratify the appointment of Eisner, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.
	02 DEBORAH M. BESEMER	☐	FOR	☐	AGAINST	☐	ABSTAIN		☐	FOR	☐	AGAINST	☐	ABSTAIN
	03 PAUL D. BIRCH	☐	FOR	☐	AGAINST	☐	ABSTAIN
	04 JOHN B. LANDRY	☐	FOR	☐	AGAINST	☐	ABSTAIN
	05 JOHN W. YOUNG	☐	FOR	☐	AGAINST	☐	ABSTAIN

The proxies are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY
FORM PROMPTLY USING THE ENCLOSED ENVELOPE

YOUR VOTE IS IMPORTANT

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Stockholder sign							Co-holder (if any) sign					Date		, 2010.

Note: Please sign exactly as name appears in address. When signing as attorney, executor, administrator, trustee, or guardian, please give your title as such. If joint account, please provide both signatures.